THIS AGREEMENT RELATES TO AN OFFERING OF SECURITIES IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED HEREIN) PURSUANT TO REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

FOURTH AMENDMENT AGREEMENT
TO CREDIT FACILITY AGREEMENT

THIS FOURTH AMENDMENT AGREEMENT is dated for reference the 16th day of February, 2005,

AMONG:

MFC MERCHANT BANK S.A., a bank organized under the laws of Switzerland (hereinafter, the "Lender")

AND:

MYMETICS CORPORATION, a corporation organized under the laws of the State of Delaware (hereinafter, the "Borrower")

AND:

MFC BANCORP LTD., a corporation continued under the laws of the Province of British Columbia (hereinafter, the "Guarantor")

WHEREAS:

A.     The Lender agreed to make the Credit Facility available to the Borrower pursuant to and in accordance with the terms of an amended and restated credit facility agreement dated for reference the 28th day of February, 2003 among the Lender, the Borrower and the Guarantor (the “February 28, 2003 Agreement”);

B.     The Lender, the Borrower and the Guarantor agreed to amend the February 28, 2003 Agreement pursuant to and in accordance with the terms of an amendment agreement dated for reference July 9, 2003, to provide for: (i) the extension of the Maturity Date of the Credit Facility to December 15, 2003; and (ii) an increase in the principal amount of the Credit Facility; and

C.     The Lender, the Borrower and the Guarantor agreed to amend the February 28, 2003 Agreement pursuant to and in accordance with the terms of an amendment agreement dated for reference July 30, 2003, to provide for: (i) an increase in the principal amount of the Credit Facility; and (ii) conversion of the Credit Facility from a term credit facility maturing on December 15, 2003 to a demand credit facility; and

D.     The Lender, the Borrower and the Guarantor agreed to amend the February 28, 2003 Agreement pursuant to and in accordance with the terms of an amendment agreement dated for reference December 31, 2004, to provide for: (i) an increase in the principal amount of the Credit Facility; and (ii) conversion of the Credit Facility from a demand credit facility to a credit facility maturing on March 31, 2005 regarding Euro 200'000, on June 30, 2005 regarding Euro 300'000, on September 30, 2005 regarding Euro 400'000 and on December 31, 2005, regarding the remaining balance; and

E.     The Lender, the Borrower and the Guarantor have agreed to further amend the February 28, 2003 Agreement to provide for: (i) the extension of the Maturity Date of the Credit Facility to December 31, 2006; and (ii) the possibility to convert all or part of the Credit Facility into common shares of the Borrower, all on the terms and conditions set out herein (the February 28, 2003 Agreement, as amended by the July 9, 2003, the July 30, 2003 and the December 31, 2004 amendment agreement and hereby, is referred to as the “Credit Agreement”),

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, in consideration of the premises and the covenants contained herein the parties hereto agree as follows:

1.     Defined Terms. Terms used as defined terms herein and not otherwise defined have the meanings given to them in the Credit Agreement.

2.     Extension of Maturity and Repayment of the Credit Facility.

    (a)        Section 3.1 of the Credit Agreement is deleted in its entirety and replaced with the following:

        “Section 3.1. Payments. 1st repayment shall be on June 30, 2005, the borrower shall repay Euro 200'000.—. 2nd repayment of Euro 300'000.—shall be on December 31, 2005. 3rd repayment of Euro 400'000.—shall be on June 30, 2006. Final repayment of the remaining open balance shall occur on December 31, 2006 (the “Payment Date”). On the Payment Date, the Borrower shall pay to the Lender all amounts outstanding under the Credit Facility, including all principal, Interest and other Obligations accruing due there under.”

    (b)        New Sections 3.1 (a), 3.1 (b) and 3.1 (c) shall be added to the Credit Agreement with the following:

        “Section 3.1.(a) Conversion. The Lender shall have the right to convert all or part of the outstanding amounts under the Credit Facility into common shares of the Borrower (with a par value of USD 0.01) at a conversion price of USD 0.30 per common share. The rights of the Lender may be exercised at any time until three banking days before any repayment date in accordance with Section 3.1 of the Credit Agreement and/or the Payment Date and, in case of prepayment of the loan in accordance with section 3.4 of the Credit Agreement, three banking days before the end of the ten banking days notice period communicated by the Borrower to the Lender in case of prepayment. The applicable exchange rate Euro / USD shall be the Forex Interbank exchange rate, fixed at 9 a.m. GMT on the day of the request of conversion issued by the Lender.”

        “Section 3.1.(b) Mechanics of Conversion. If the Lender wishes to exercise his right to convert part or all of the outstanding amounts under the Credit Facility into common shares of the Borrower he shall give notice to the Borrower in writing, specifying the amount of the outstanding Credit Facility he wishes to convert and the applicable exchange rate (the “Conversion Notice”). The Borrower shall issue and deliver to the Lender the number of common shares corresponding to converted amount of the Credit Facility within 10 days from the date of the Conversion Notice, free and clear of any liens, encumbrances, or other rights of third parties. Upon delivery of the common shares the amount of the Credit Facility corresponding to the conversion shall be deemed settled with effect as per the date of the Conversion Notice.”

        “Section 3.1. (c) Reservation of Stock. The Borrower shall at all times reserve and keep available out of his authorized but un-issued shares of common stock, solely for the purpose of effecting the conversion as described in Sections 3.1.(a) and 3.1.(b) of the Credit Agreement, such number of common shares issuable to the Lender in case of exercise of the right of conversion in full. The Borrower covenants and agrees to take such actions and execute and deliver to the Lender such further agreements, conveyances, deeds and other documents and instruments as the Lender shall reasonably request for the purpose of establishing, perfecting, preserving and protecting the right of conversion given to the Lender and the obligations of the Borrower under the Credit Agreement, in each case forthwith upon request therefor by the Lender and in form and substance reasonably satisfactory to the Lender.”

3.     Continued Perfection and Further Security. The Borrower and the Guarantor covenant and agree to take such actions and execute and deliver to the Lender such further agreements, conveyances, deeds and other documents and instruments as the Lender shall reasonably request for the purpose of establishing, perfecting, preserving and protecting the Security and any additional security given to the Lender to secure the obligations of the Borrower and the Guarantor under the Credit Agreement, including, without limitation, the additional security and amended Security Documents contemplated by Section 4.1 of the Credit Agreement, in each case forthwith upon request therefor by the Lender and in form and substance reasonably satisfactory to the Lender.

4.     Representations and Warranties of the Lender.The Lender represents and warrants to the Borrower (which representations and warranties shall survive the closing of the transactions contemplated in this Agreement), with the intent that the Borrower will rely thereon in entering into this Agreement, that the Lender:

(a)	is not a U.S. Person (as such term is defined in Regulation S of the 1933 Act) and will not be acquiring any common shares of the Borrower for the account or benefit of, directly or indirectly, any U.S. Person;

(b)	is outside the United States when receiving and executing this Agreement; and

(c)	will be acquiring the common shares of the Borrower for investment only and not with a view to resale or distribution and, in particular, the Lender has no intention to distribute either directly or indirectly any of the common shares of the Borrower in the United States or to U.S. Persons, except in compliance with the registration provisions of the 1933 Act or an exemption therefrom.

5.     Acknowledgements of the Lender. The Lender acknowledges and agrees that:

(a)	the common shares of the Borrower have not been registered under the 1933 Act, or under any state securities or “blue sky’ laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with any applicable securities laws;

(b)	offers and sales of any of the common shares of the Borrower, prior to the expiration of a period of one year after the date of issuance of such common shares of the Borrower (the “Distribution Compliance Period’), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the 1933 Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the 1933 Act or an exemption therefrom and in each case only in accordance with all applicable securities laws;

(c)	the Lender shall not to engage in any hedging transactions involving the common shares of the Borrower, prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the provisions of the 1933 Act;

(d)	the Lender has not acquired the conversion right entitling it to acquire common shares of the Borrower as a result of, and will not itself engage in, any “directed selling efforts’ (as defined in Regulation S) in the United States in respect of any of the common shares of the Borrower which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the common shares of the Borrower, provided, however, that the Lender may sell or otherwise dispose of any of the common shares of the Borrower pursuant to registration of any of the common shares of the Borrower pursuant to the 1933 Act and any applicable state securities laws or under an exemption from such registration requirements and as otherwise provided herein; and

(e)	a legend may be placed on the certificates representing the common shares of the Borrower to the effect that the Shares represented by such certificates are subject to a Distribution Compliance Period and may not be traded until the expiry of such except as permitted by applicable securities legislation. The Purchaser hereby acknowledges and agrees to the Company making a notation on its records or giving instructions to the registrar and transfer agent of the Company in order to implement the restrictions on transfer set forth and described in this Agreement.

6.     Representations of the Borrower. The Borrower represents and warrants that is has full power and authority to issue the shares of common stock issuable for the purpose of the conversion pursuant to Sections 3.1.(a), 3.1.(b) and 3.1.(c) of the Credit Agreement and that the undertakings relating to the conversion are legal, valid and binding obligations of the Borrower.

7.     Conditions Precedent to Amendment. The Lender shall have no obligation to amend the Credit Agreement by this Agreement unless the Lender has received:

(a)	this Agreement duly executed by the Borrower and the Guarantor; and

(b)	a copy of the authorizing resolutions of the board of directors of the Borrower, authorizing the execution and delivery of this Agreement, together with any replacements, confirmations, amendments, supplements, extensions or renewals to or of the Security as may be required by the Lender, all in form and content satisfactory to the Lender and its counsel.

8.     Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the internal laws of Switzerland, without giving effect to the principles of conflict of law thereof.

9.     Consent to Jurisdiction. (1) Each of the parties hereto hereby irrevocably attorns to the exclusive jurisdiction of the Courts of Herisau (Switzerland) in any action or proceeding arising to this Agreement, in modification of its Section 9.8., the February 28, 2003 Agreement and the Credit Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

    (2)        Nothing in this Section 9(1) shall affect the right of the Lender to serve legal process in any other manner permitted by Law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

10.     English Version. The parties hereby represent, warrant, acknowledge and agree that: (i) they have agreed that this Agreement be drawn up in the English language; and (ii) the English version of this Agreement shall govern for all purposes.

11.     Severability.If one or more provisions of this Agreement is or becomes invalid or unenforceable in whole or in part in any jurisdiction, the validity of the remaining provisions of this Agreement shall not be affected. The parties hereto undertake to replace any such invalid provision without delay with a valid provision which as nearly as possible duplicates the economic intent of the invalid provision.

12.     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

13.     Full Force and Effect. All of the other provisions of the Credit Agreement shall continue in full force and effect and shall not be modified hereby.

14.     Counterparts. This Agreement may be executed in counterparts, each of which will be an original and all of which will constitute the same document.

15.     Facsimile.The parties hereto agree that this Agreement may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party hereto undertakes to provide each and every other party hereto with a copy of this Agreement bearing original signatures forthwith upon demand.

THE LENDER: MFC MERCHANT BANK S.A. Per: /s/ Peter Hediger Authorized Signatory Per: /s/ M. Hattenschwiler Authorized Signatory	THE BORROWER MYMETICS CORPORATION Per: /s/ signed Authorized Signatory Per: /s/ signed Authorized Signatory
THE GUARANTOR: MFC BANCORP LTD. Per: /s/ Michael Smith Authorized Signatory /s/ signed Authorized Signatory